UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2013

HELIOS HIGH YIELD FUND

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	001-14317 (Commission File Number)	52-2108996 (IRS Employer Identification No.)

Brookfield Place 250 Vesey Street New York, New York (Address of principal executive offices)	10281-1023 (Zip Code)

(800) 282-0429

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

Diana H. Hamilton resigned from the Board of Trustees of Helios High Yield Fund, effective as of April 11, 2013.

Item 5.02(d)

On April 15, 2013, Heather Goldman was elected by the Board of Trustees of Helios High Yield Fund (the “Fund”) as a Class II Trustee. Ms. Goldman shall serve until the 2013 annual meeting of stockholders and until her successor shall be elected and qualified or until her earlier resignation or removal. Ms. Goldman is not a party to any arrangement or understanding pursuant to which she was selected as a Trustee. Ms. Goldman is a former employee of the Adviser of the Fund and will serve as an interested Trustee for two years, after which time she will be considered an independent Trustee.

On April 15, 2013, Edward A. Kuczmarski was nominated by the Board of Trustees for election at the 2013 annual meeting of shareholders as a Class I Trustee of the Fund. Mr. Kuczmarksi was nominated to serve on the Fund’s Audit Committee and Nominating and Compensation Committee, to be effective upon his election as a Trustee by the Fund’s shareholders. Mr. Kuczmarski is not a party to any arrangement or understanding pursuant to which he was selected as a Trustee, nor is Mr. Kuczmarski a party to any transaction, or series of transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On April 15, 2013, Kim G. Redding was nominated by the Board of Trustees for election at the 2013 annual meeting of shareholders as a Class III Trustee of the Fund. Mr. Redding is not a party to any arrangement or understanding pursuant to which he was selected as a Trustee. Mr. Redding is the President of the Fund and is Chief Executive Officer of the Adviser of the Fund and will serve as an interested Trustee.

Item 8.01 Other Events.

The Board of Trustees approved a change in the Fund Governance Policies and Procedures to require that disinterested trustees constitute a majority of the Board. Previously, this policy required that disinterested trustees constitute 75% of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS HIGH YIELD FUND

By:	/s/ Steven M. Pires
Steven M. Pires
Treasurer

Date: April 16, 2013